Exhibit 1
December 20, 2005
1.  Operating Results as of November 30, 2005
     NIS Group has been shaking up its business model through concentration on credit provision for business owners since the sale of its consumer loan assets last June, based on our idea of growing together with business owners by evaluating and undertaking various risks related to commercial distribution. As for our profit-making integrated financial services, loans for developers of real estate financing have increased. Assets in both our servicing business and our leasing business are growing soundly. As a result, the main operating assets of our credit provision business for owners of SMEs were ¥152,892 million, a ¥13,144 million month-to-month increase.
     In addition, NIS Securities Co., Ltd., a consolidated subsidiary, has processed the first lead management and listed Gamepot Inc. on the Sapporo Securities Exchange. Also, Matsuyama Nissin Leasing (Shanghai) Co., Ltd., a locally incorporated company in China, started full scale operations in its leasing business, and improvement and expansion of group companies has been accelerating, aiming for realization of “total financial solutions”.
     NIS Group will further seek to meet the expectations of its stakeholders, and maximize corporate and shareholder value.
2.  Notice Regarding Adjustments in Financial Forecasts
     Nissin Co., Ltd. has revised its financial forecasts for the year ending March 31, 2006 announced on November 7, 2005, in response to our present business results.
(For details, please refer to the press release dated December 20, 2005.)
3.  Announcement of Stock Split
     Nissin Co., Ltd. announced that it approved a stock split. It believes that this stock split will allow investment in Nissin to be more accessible to a broader and more diversified base of investors and will improve trading liquidity.
(For details, please refer to the press release dated December 20, 2005.)
4.  Announcement of Results of Tender Offer and Change in Subsidiary
     Nissin Co., Ltd. hereby announces the success of its tender offer for shares of APREK CO., LTD. (JASDAQ listing: 8489), resolved at its board of directors meeting on November 7, 2005, commenced on November 8, 2005 and completed on November 28, 2005. Nissin also announces that, as a result of the tender offer, APREK CO., LTD. became its consolidated subsidiary as of December 2, 2005.
(For details, please refer to the press release dated November 29, 2005.)
NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code:8571) New York Stock Exchange (Trading symbol:NIS)
IR homepage address:http://www.nisgroup.jp/english/ir/
Investor Relations Dept.: TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp

5.  Announcement of Increased Investment in Xinhua Finance Limited
     Nissin Co., Ltd. will receive a 3rd party allocation of shares of Xinhua Finance Limited (TSE Mothers listing: 9399), a provider of financial service information in China.
(For details, please refer to the press release dated December 7, 2005.)
6.  Holding of the 1st “Nissin-Netage Student Entrepreneur Fund” Seminar
     Nissin Co., Ltd. held the 1st seminar for the “Nissin-Netage Student Entrepreneur Fund”, a specialty investment fund aimed at student entrepreneurs and university-based ventures at Globis Tokyo (Koji-machi) on November 25, 2005. Approximately 80 students aiming to become entrepreneurs participated in the seminar. Many positive opinions was raised during a panel discussion and session, and high interest in business promotion among students was shown in the seminar.
7.  NIS Securities Co., Ltd. as First Lead Manager
     NIS Securities Co., Ltd., a consolidated subsidiary of Nissin, acted as the first lead manager for the listing of Gamepot Inc., a company deploying online games (also a 100% subsidiary of Aeria Inc., an investee of Nissin), on the Sapporo Securities Exchange (Sapporo Ambitious listing: 3792).
     Thus, NIS Group has begun to set up a structure to support both listed and non-listed companies, tailored to the needs of business owners. We will further contribute to development of business owners with many business partners by utilizing the positive effects of synergy.
8.  Correction to the Monthly Data for October
     Due to an error in the Monthly Data for October, announced on November 21, 2005, we report the following correction:
[Page 1] Total assets for SMEs (incorrect) ¥159,026,825 thousand à (correct) ¥139,748,209 thousand
(The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)
NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code:8571) New York Stock Exchange (Trading symbol:NIS)
IR homepage address:http://www.nisgroup.jp/english/ir/
Investor Relations Dept.: TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp